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
                                     UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                              For the Three Months
                                                                                                                 Ended March 31,
                                                                                                       -----------------------------
Millions of dollars                                                                                         2000                1999
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    .............................................................................................
Earnings from continuing operations .............................................................            $ 124             $   4
Provision for income taxes ......................................................................               83                11
Minority Interests ..............................................................................            $  (4)              $--
Distributions (Less Than) Greater Than equity in earnings of affiliates .........................               (6)                8
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         Earnings subtotal  (a) .................................................................              197                23
Fixed charges included in earnings:
   Interest expense .............................................................................            $  53             $  45
   Distribution on convertible preferred securities .............................................                8                 8
   Interest portion of rentals  (b) .............................................................                6                 5
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         Fixed charges subtotal .................................................................               67                58
Earnings from operations
   available before fixed charges ...............................................................            $ 264             $  81
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Fixed charges:
   Fixed charges included in earnings ...........................................................            $  67             $  58
   Capitalized interest .........................................................................                2                 5
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         Total fixed charges ....................................................................            $  69             $  63
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Ratio of earnings from operations
   to fixed charges .............................................................................              3.8               1.3
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